Supply Agreement for Online Bookstore
(Translation)



Party A : Intermost Limited

Party B : Shenzhen Yiwen Book Import and Export Co.


Through friendly consultation, both parties have worked out the following agreement:


Party A shall set up an on-line bookstore in the internet, selling books to both domestic and oversees customers.

Party B is a holder of the special Import and Export Permit for Books granted by the State Government. Party B shall supply books to Party A from its titles in inventory.

Party B shall provide its latest book catalogue to Party A through e-mail once a week.

Party A shall promptly transmit the book orders its has got from the on-line internet bookstore. Party B shall be responsible for getting the books and delivering the books as ordered in 3 days.

Should Party B be unable to deliver the books ordered by the customers as scheduled, Party B shall notify Party A promptly and specify the delivery time.

Based on the actual number of books purchased, Party B shall pay for the books at a 10% discount on the list price of the books. Payments shall be settled once a month.

Party A shall pay RMB5000 to Party B in advance as deposit. This deposit shall be used to settle the amount payable for the books purchased by Party A.

Party B shall be responsible for handling certain matters related to the import and export of the books ordered (e.g. customs, mailing, etc.)

According to the actual implementation of this Agreement, both parties may consult with each other to amend certain terms and conditions of this Agreement, such as discount and payment methods, etc.

The term for the Agreement shall be 3 years, effective from the date of execution.

Any relevant issues not stipulated in this Agreement shall be resolved by consultation between the two parties.

This Agreement shall have 4 copies, each party shall keep two copies.



Party A    :   Intermost Limited             Party B    :    Shanzhen Yiwen Book
                                                             Import & Export








Address:   Rm. 4703, Central Plaza,        Address:   Ground Floor, South Block,
           Wanchai, Hong Kong                         West Wing, Xincheng Bldg.,
                                                      13 Shennanchong Road,
                                                      Shendzhen City








Date :    March 29, 1999                   Date : March 29, 1999